Free Writing Prospectus (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 4, 2009

$ Reverse Convertible Notes due September 30, 2009 Linked to a Basket of Exchange-Traded Funds Medium-Term Notes, Series A, No. E-3090

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	March 26, 2009

Issue Date:	March 31, 2009

Final Valuation Date:	September 25, 2009*

Maturity Date:	September 30, 2009*(resulting in a term to maturity of approximately 6 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket consisting of the following “linked shares”:

Linked Share	Ticker Symbol	Initial Price	Protection Price (Initial Price x Protection Level)	Weight
iShares® MSCI EAFE Index Fund	Bloomberg ticker symbol “EFA UP <Equity>”	$[—]	$[—]	1/4
iShares® MSCI Emerging Markets Index Fund	Bloomberg ticker symbol “EEM UP <Equity>”	$[—]	$[—]	1/4
Financial Select Sector SPDR Fund	Bloomberg ticker symbol “XLF UP <Equity>”	$[—]	$[—]	1/4
Energy Select Sector SPDR Fund	Bloomberg ticker symbol “XLE UP <Equity>”	$[—]	$[—]	1/4

Coupon Rate:	14.25% per annum.

Tax Allocation of Coupon Rate:	Deposit income: [—]% per annum Put premium: [—]% per annum

Interest Payment Dates:	Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

Protection Level:	65%

Protection Price:	[—], the Initial Price multiplied by the Protection Level.

Payment at Maturity:

If either (a) the final price of each of the linked shares is at or above its initial price or (b) between the initial valuation date and the final valuation date, inclusive, the closing price of each of the linked share never fell below its protection price, a $1,000 investment in the Notes will pay $1,000 at maturity.

If the conditions described in both (a) and (b) are not true, at maturity you will receive the aggregate payment for all linked shares in the basket as payment with respect to each linked share is described below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 25% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

25% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 25% multiplied by the principal amount you invested.

You may lose some or all of your principal if you invest in the Notes.

Physical Delivery Amount:	25% multiplied by the principal amount of the Notes divided by the initial price of the applicable linked share (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share)

Initial Price:	[—], the closing price of the applicable linked share on the initial valuation date.

Final Price:	Closing price of the applicable linked share on the final valuation date.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06738QX94 and US06738QX940

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, and the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Linked Shares in the Basket?

Each example below, based on the assumptions outlined for the linked shares, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in a basket of equally weighted linked shares, based on certain percentage changes between the initial price and final price of each of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each example, some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the examples were determined.

On the final valuation date, the final prices of the linked shares are determined.

If (a) the final price of each of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether any of the protection prices were ever reached or breached during the term of the Notes.

If (a) is not true but (b) the closing price of each of the linked share never fell below its protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

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If both (a) and (b) are not true, your payment at maturity will be the aggregate payment for all linked shares as payment with respect to each linked share is described in (i) or (ii) below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 25% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

25% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each applicable linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 25% multiplied by the principal amount you invested.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes exceeds the average dividend yield on the basket of the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the basket of equally weighted linked shares.

If you had invested directly in the basket of equally weighted linked shares for the same period, you would have received total cash payments representing the sum of the number of shares of each linked share in the basket you could have purchased with your $1,000 investment equally allocated to each linked share on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of that linked share. In addition, investors will realize a payment in respect of dividends which will equal the sum of the dividend yield on each linked share multiplied by the $250 investment with respect to each linked share. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the applicable linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes was less than the average dividend yield on the basket of the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the basket of equally weighted linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the basket of the linked shares is set forth below in the illustrative examples.

Assumptions

	Linked Share	Initial Price	Protection Level	Protection Price	Dividend Yield per annum	Weight
1	EFA	$32.69	65.00%	$21.25	5.66%	1/4
2	EEM	$19.94	65.00%	$12.96	4.30%	1/4
3	XLF	$7.12	65.00%	$4.63	10.81%	1/4
4	XLE	$38.12	65.00%	$24.78	2.32%	1/4

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	Coupon rate: 14.25% per annum

•	Coupon amount per month: $11.88

Example 1: In this case, the protection prices of all linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	EFA	$11.44	-65.00%	$87.50	-62.17%
2	EEM	$6.98	-65.00%	$87.50	-62.85%
3	XLF	$2.49	-65.00%	$87.50	-59.59%
4	XLE	$13.34	-65.00%	$87.50	-63.84%

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The total payment at maturity (including the coupon payments) for the Notes will be $421.25, representing a total return of -57.88% on the investment in the Notes, compared to a total return of -62.11% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown the in the table above.

Example 2: In this case, the protection prices of linked share 3 and linked share 4 were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	EFA	$29.42	-10.00%	$250.00	-7.17%
2	EEM	$15.95	-20.00%	$250.00	-17.85%
3	XLF	$2.49	-65.00%	$87.50	-59.59%
4	XLE	$11.44	-70.00%	$75.00	-68.84%

The total payment at maturity (including the coupon payments) for the Notes will be $733.75, representing a total return of -26.63% on the investment in the Notes, compared to a total return of -38.36% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Example 3: In this case, none of the protection prices of the linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	EFA	$31.06	-5.00%	$250.00	-2.17%
2	EEM	$20.94	5.00%	$250.00	7.15%
3	XLF	$6.41	-10.00%	$250.00	-4.59%
4	XLE	$30.50	-20.00%	$250.00	-18.84%

The total payment at maturity for the Notes (including the coupon payments) will be $1,071.25, representing a total return of 7.125% on the investment in the Notes, compared to a total return of -4.61% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial prices, the final prices, the protection levels, the protection prices and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the linked shares and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

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•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund —Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect with respect to the linked shares and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” with respect to the reference asset.

•

Certain U.S. Federal Income Tax Considerations—You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as one or more put options written by you (the “Put Option”) that permits us to (1) sell linked shares to you at maturity for an amount equal to the Deposit (as defined below) multiplied by the weighting of such linked shares, plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit multiplied by the weighting of such linked shares (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the linked shares at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the linked shares for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked shares. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

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•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

•	Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked shares.

•

Exposure to Risks of Each Linked Share—Your payment at maturity depends on the performance of each of the four linked shares in the basket. You should, therefore, be prepared to be equally exposed to the risks related to each of the linked share. Poor performance by any one of the linked shares over the term of Notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any of the other linked shares.

•

Taxes—We intend to treat each Note as one or more put options written by you in respect of the linked shares and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” above.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the linked shares on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked shares;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

iShares® MSCI EAFE Index Fund

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The ETF is an investment portfolio maintained and managed by the Trust. BGFA is the investment advisor to the ETF. The ETF is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

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The Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, BGFA or the ETF, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance. As of December 31, 2008, the ETF’s three largest holdings by country were Japan, United Kingdom and France, respectively.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The ETF may invest the remainder of its assets in securities not included in the Underlying Index but which BGFA believes will held the ETF track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” The ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

The following tables summarize the ETF’s top holdings in individual companies and by sector as of December 31, 2008.

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Top holdings in individual securities as of December 31, 2008

Company	Percentage of Total Holdings
Nestle SA-Reg	1.93%
BP PLC	1.82%
Novartis AG-Reg	1.52%
Total SA	1.49%
HSBC Holdings PLC	1.46%
Roche Holding AG-Genusschein	1.38%
Vodafone Group PLC	1.35%
Glaxosmithkline PLC	1.24%
Telefonica SA	1.20%
Royal Dutch Shell PLC-A SHS	1.18%

Top holdings by sector as of December 31, 2008

Company	Percentage of Total Holdings
Financials	22.51%
Industrials	11.49%
Consumer Staples	10.11%
Consumer Discretionary	9.76%
Health Care	9.69%
Energy	8.56%
Materials	7.86%
Utilities	7.61%
Telecommunication Services	6.98%
Information Technology	5.07%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

iShares® is a registered mark of BGI. The Securities are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on March 2, 2009 was 32.69. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$34.32	$28.54	$30.20
June 30, 2003	$37.93	$30.33	$36.10
September 30, 2003	$40.43	$35.89	$39.00
December 31, 2003	$45.63	$39.37	$45.59
March 31, 2004	$48.24	$45.00	$47.20
June 30, 2004	$48.41	$43.27	$47.67
September 30, 2004	$47.55	$44.47	$47.13
December 31, 2004	$53.53	$47.12	$53.42
March 31, 2005	$55.36	$51.13	$52.96
June 30, 2005	$53.94	$51.12	$52.39
September 30, 2005	$58.57	$51.24	$58.10
December 30, 2005	$60.95	$54.55	$59.43
March 31, 2006	$65.52	$60.21	$64.92
June 30, 2006	$70.65	$59.40	$65.39
September 29, 2006	$68.52	$60.93	$67.75
December 29, 2006	$74.66	$67.61	$73.22
March 30, 2007	$77.18	$70.90	$76.26
June 29, 2007	$81.79	$76.05	$80.77
September 28, 2007	$83.80	$67.50	$82.59
December 31, 2007	$86.50	$78.00	$78.50
March 31, 2008	$79.22	$65.63	$71.90
June 30, 2008	$78.77	$68.06	$68.67
September 30, 2008	$68.39	$52.00	$56.30
December 31, 2008	$56.42	$35.53	$44.86
March 2, 2009*	$45.62	$32.61	$32.69

*	High, low and closing prices are for the period starting January 1, 2009 and ending March 2, 2009.

FWP–8

iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this pricing supplement regarding iShares® MSCI Emerging Markets Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2009 issued by iShares, Inc. (the “Company”). Such information reflects the policies of, and is subject to change by, the Company, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by the Company. BGFA is the investment advisor to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange traded fund that trades on NYSE Arca under the ticker symbol “EEM”.

The Company is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Company, BGFA or the iShares® MSCI Emerging Markets Index Fund, please see the Prospectus. In addition, information about iShares® and the iShares® MSCI Emerging Markets Index Fund may be obtained from the iShares® website at www.ishares.com.

Investment Objective and Strategy

The iShares® MSCI Emerging Markets Index Fund (the “ETF”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. As of September 30, 2008, the Underlying Index included equity securities with primary listings in the following countries: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, Philippines, Russia, South Korea, Thailand and Turkey. As of September 30, 2008, the ETF’s three largest industries were energy, banks and materials, respectively.

The ETF uses a representative sampling strategy (as described below under “—Representative Sampling”) to try to track the Underlying Index. The ETF generally will invest at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) representing such securities. The ETF may invest the remainder of its assets in other securities, including securities not in the Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to its Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA or its affiliates. BGFA will not charge portfolio management fees on that portion of the ETF assets invested in shares of other iShares funds.

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Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

The following tables summarize the ETF’s top holdings in individual companies and by sector as December 31, 2008.

Top holdings in individual securities as of December 31, 2008.

Company	Percentage of Total Holdings
Taiwan Semiconductor Manufacturing Co., Ltd.	3.55%
Samsung Electronics Co., Ltd.	3.51%
China Mobile, Ltd.	3.08%
Chunghwa Telecom Co., Ltd.	2.95%
POSCO	2.73%
Petroleo Brasileiro SA Series A	2.02%
OAO Gazprom	1.88%
Teva Pharmaceutical Industries Ltd.	1.84%
Petroleo Brasileiro SA	1.83%
Banco Itau Holding Financeira Series A	1.69%

Top holdings by sector as of December 31, 2008.

Sector	Percentage of Total Holdings
Financials	21.79%
Telecommunication Services	15.25%
Information Technology	14.36%
Energy	13.80%
Materials	13.77%
Industrials	5.11%
Utilities	4.93%
Consumer Staples	4.20%
Consumer Discretionary	3.47%
Health Care	2.58%

FWP–10

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

iShares® is a registered mark of BGI. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on March 2, 2009 was $19.94. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	N/A	N/A	N/A
June 30, 2003	$13.71	$11.08	$13.32
September 30, 2003	$15.92	$13.33	$15.10
December 31, 2003	$18.23	$15.30	$18.21
March 31, 2004	$19.89	$18.31	$19.50
June 30, 2004	$20.27	$15.88	$17.96
September 30, 2004	$19.20	$16.92	$19.17
December 31, 2004	$22.43	$18.87	$22.43
March 31, 2005	$24.73	$21.13	$22.53
June 30, 2005	$24.39	$21.53	$23.87
September 30, 2005	$28.38	$23.67	$28.29
December 30, 2005	$30.00	$24.95	$29.42
March 31, 2006	$33.80	$30.00	$33.00
June 30, 2006	$37.08	$27.12	$31.30
September 29, 2006	$33.33	$29.02	$32.26
December 29, 2006	$38.27	$31.63	$38.06
March 30, 2007	$39.86	$34.52	$38.83
June 29, 2007	$44.64	$38.74	$43.88
September 28, 2007	$50.67	$37.14	$49.82
December 31, 2007	$55.83	$47.18	$50.10
March 31, 2008	$50.75	$40.68	$44.79
June 30, 2008	$52.49	$44.43	$45.24
September 30, 2008	$44.77	$30.88	$34.17
December 31, 2008	$34.58	$18.22	$24.97
March 2, 2009*	$27.28	$19.86	$19.94

*	High, low and closing prices are for the period starting January 1, 2009 and ending March 2, 2009.

The Financial Select Sector SPDR Fund

We have derived all information regarding the Financial Select Sector SPDR Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc (“SSFM”). The ETF is an investment portfolio

FWP–11

maintained and managed by SSFM. SSFM is the investment advisor to the ETF. The ETF is an exchange traded fund (that trades on the NYSE Arca under the ticker symbol “XLF”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SSFM is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 012-57442, through the SEC’s website at http://www.sec.gov. For additional information regarding SSFM or the ETF, please see the SSFM’s Prospectus, dated January 31, 2009. In addition, information about SSFM and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SSFM Management, Inc. website at http://www.ssgafunds.com/. We make no representation or warranty as to the accuracy or completeness of such information.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is an ETF that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a universe of companies defined by the Underlying Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The ETF represents the companies that represent the Underlying Index.

Investment Objective and Strategy

The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the financial services sector of the U.S. equity market. The Underlying Index includes companies in the following sectors: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); thrift & mortgage finance; consumer finance; and real estate management & development.

Replication

The ETF pursues the indexing strategy of “replication” in attempting to track the performance of Underlying Index. The ETF will invest in all of the securities which comprise the Underlying Index. The ETF will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The ETF, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The Financial Select Sector Index

We have derived all information regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”) or AMEX. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The Underlying Index is a modified cap-weighted index. The Underlying Index is intended to track the movements of companies that are components of the S&P 500 and are involved in the financial sector. Companies in the Index include companies from the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); thrift & mortgage finance; consumer finance; and real estate management & development.

Holdings Information

As of December 31, 2008, the ETF included 81 companies. The ETF’s three largest holdings are Wells Fargo & Company, JPMorgan Chase & Co and Bank of America Corporation. The following table summarizes the ETF’s top ten holdings in individual securities as of December 31, 2008.

Company	Percentage of Total Holdings
Wells Fargo & Company	11.90%
JPMorgan Chase & Co.	11.26%
Bank of America Corporation	8.61%
U.S. Bancorp	4.20%
Goldman Sachs Group, Inc.	3.57%
Citigroup Inc.	3.50%
Bank of New York Mellon Corp.	3.11%
MetLife Inc.	2.65%
Travelers Companies. Inc.	2.53%
American Express Company	2.06%

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The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on March 2, 2009 was $7.12. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$24.00	$19.15	$20.76
June 30, 2003	$26.25	$20.81	$24.55
September 30, 2003	$26.44	$24.29	$25.41
December 31, 2003	$28.30	$25.50	$28.13
March 31, 2004	$30.61	$27.98	$29.40
June 30, 2004	$30.25	$26.82	$28.58
September 30, 2004	$29.50	$27.25	$28.46
December 31, 2004	$30.71	$27.00	$30.53
March 31, 2005	$30.79	$28.06	$28.39
June 30, 2005	$29.85	$27.39	$29.47
September 30, 2005	$30.40	$28.70	$29.52
December 30, 2005	$32.55	$28.43	$31.67
March 31, 2006	$33.32	$31.16	$32.55
June 30, 2006	$34.22	$31.18	$32.34
September 29, 2006	$35.00	$31.44	$34.62
December 29, 2006	$37.14	$34.41	$36.74
March 30, 2007	$37.99	$34.18	$35.63
June 29, 2007	$38.15	$35.12	$36.18
September 28, 2007	$36.99	$31.51	$34.32
December 31, 2007	$35.97	$28.10	$28.93
March 31, 2008	$29.93	$22.29	$24.87
June 30, 2008	$28.17	$20.06	$20.26
September 30, 2008	$24.50	$16.77	$19.89
December 31, 2008	$20.70	$8.67	$12.52
March 2, 2009*	$12.82	$6.85	$7.12

*	High, low and closing prices are for the period starting January 1, 2009 and ending March 2, 2009.

FWP–13

Energy Select Sector SPDR Fund

We have derived all information regarding the Energy Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc (“SSFM”). The ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to the ETF. The ETF is an exchange traded fund (that trades on the NYSE Arca under the ticker symbol “XLE”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SSFM is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 012-57442, through the SEC’s website at http://www.sec.gov. For additional information regarding SSFM or the ETF, please see the SSFM’s Prospectus, dated January 31, 2009. In addition, information about SSFM and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SSFM Management, Inc. website at http://www.ssgafunds.com/. We make no representation or warranty as to the accuracy or completeness of such information.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is an ETF that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a universe of companies defined by the Underlying Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The ETF represents the companies that represent the Underlying Index.

Investment Objective and Strategy

The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the energy services sector of the U.S. equity market. The Underlying Index includes companies in the following sub-sectors: oil, gas & consumable fuels and energy equipment & services.

Replication

The ETF pursues the indexing strategy of “replication” in attempting to track the performance of Underlying Index. The ETF will invest in all of the securities which comprise the Underlying Index. The ETF will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as

FWP–14

mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The ETF, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The Energy Select Sector Index

We have derived all information regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”) or NYSE Alternext US LLC, formerly the American Stock Exchange LLC. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The Underlying Index is a modified cap-weighted index. The Underlying Index is intended to track the movements of companies that are components of the S&P 500 and are involved in the energy sector. Companies in the Index include companies from the following industries: oil, gas & consumable fuels and energy equipment & services.

Holdings Information

As of December 31, 2008, the ETF included 40 companies. The ETF’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Conocophillips. The following table summarizes the ETF’s top ten holdings in individual securities as of December 31, 2008.

Company	Percentage of Total Holdings
Exxon Mobil Corporation	22.78%
Chevron Corporation	14.67%
Conocophillips	7.75%
Occidental Petroleum Corporation	4.74%
Schlumberger Ltd.	4.61%
Devon Energy Corporation	3.18%
Apache Corporation	2.80%
XTO Energy Inc.	2.35%
Marathon Oil Corp.	2.27%
Anadarko Petroleum Corp.	2.11%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on March 2, 2009 was $38.12. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

FWP–15

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$23.07	$20.46	$22.32
June 30, 2003	$25.80	$21.81	$24.05
September 30, 2003	$25.05	$22.73	$24.05
December 31, 2003	$28.00	$23.76	$27.55
March 31, 2004	$30.48	$27.40	$29.34
June 30, 2004	$31.99	$28.65	$31.48
September 30, 2004	$35.28	$30.56	$34.93
December 31, 2004	$37.90	$34.32	$36.32
March 31, 2005	$45.14	$34.54	$42.87
June 30, 2005	$46.15	$37.94	$44.45
September 30, 2005	$54.65	$44.51	$53.67
December 30, 2005	$54.30	$44.94	$50.31
March 31, 2006	$58.28	$50.55	$54.40
June 30, 2006	$60.15	$50.01	$56.75
September 29, 2006	$59.88	$50.17	$53.45
December 29, 2006	$62.13	$50.20	$58.63
March 30, 2007	$61.16	$53.89	$60.28
June 29, 2007	$71.45	$60.19	$68.99
September 28, 2007	$76.30	$62.73	$74.80
December 31, 2007	$80.60	$69.61	$79.35
March 31, 2008	$80.75	$62.97	$74.06
June 30, 2008	$91.42	$73.35	$88.48
September 30, 2008	$90.16	$59.13	$63.30
December 31, 2008	$63.43	$38.84	$47.77
March 2, 2009*	$53.19	$38.00	$38.12

*	High, low and closing prices are for the period starting January 1, 2009 and ending March 2, 2009.

FWP–16